UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2007

Caneum, Inc.
 (Exact name of registrant as specified in its charter)

NEVADA	000-30874	33-0916900
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Newport Center Drive, Suite 210, Newport Beach, CA	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 273-4000

170 Newport Center Drive, Suite 220, Newport Beach, CA 92660
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2006, Caneum entered into a series of transactions in connection with the acquisition of Continuum Systems Private Limited, an Indian corporation now known as Caneum India Private Limited. Through Caneum’s wholly owned subsidiary, Caneum Asia Pacific PTE. LTD., formed by Caneum in Singapore on December 21, 2006, Caneum acquired 55% of Continuum on December 31, 2006, and entered into an agreement on December 31, 2006, to acquire for $70,000 the remaining 45% on or before June 30, 2007, from Jesper Lindorff. The original agreement to purchase the remaining 45% interest was subsequently terminated and replaced with a stock swap agreement whereby Caneum agreed to issue 260,761 shares of common stock for the remaining 45% stock of Continuum, subject to regulatory approval in India. In connection with the restructure of the transaction, Caneum also amended the consulting agreement with the entity designated by Mr. Lindorff. The consulting agreement had originally provided for the issuance of 343,750 shares upon signing. It was amended to provide for the payment of $70,000 and 82,989 shares. It was originally contemplated that the consulting agreement would be with a Singapore entity to be created by Mr. Lindorff and was ultimately entered into with Burdock, Inc., a Saint Vincent & the Grenadines company. Also, the options to purchase 150,000 shares originally included in the consulting agreement were restructured to be granted directly to Mr. Lindorff.

The stock swap agreement was approved by Indian regulatory authorities on May 30, 2007, and the closing of the acquisition of the remaining 45% interest in Continuum was finalized on June 6, 2007. As a result of this action, Caneum India Private Limited is now a wholly owned subsidiary of Caneum Asia Pacific PTE. LTD., which in turn is a wholly owned subsidiary of Caneum

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Caneum, Inc.

Date: June 13, 2006

By /s/Suki Mudan
Suki Mudan, President